Exhibit 99.1

AT&T Connecticut Wireline Operations

(A Business Unit of AT&T Inc.)

Combined Financial Statements (Unaudited)

Nine Months Ended September 30, 2014 and 2013

Contents

Combined Statements of Income (Unaudited)	1
Combined Balance Sheets (Unaudited)	2
Combined Statements of Cash Flows (Unaudited)	3
Combined Statements of Changes in Parent’s Equity (Unaudited)	4
Notes to Combined Financial Statements (Unaudited)	5

AT&T Connecticut Wireline Operations

(A Business Unit of AT&T Inc.)

Combined Statements of Income (Unaudited)

(In Thousands)

	Nine Months Ended September 30		Three Months Ended September 30
	2014	2013	2014	2013

Operating revenues (including revenue from AT&T affiliates of $193,770 and $192,774 for the nine months ended and $63,820 and $72,614 for the three months ended September 30, 2014 and 2013, respectively):

Voice	$312,397	$354,514	$99,358	$115,821
Data	623,239	601,046	212,411	202,724
Other	79,651	94,233	23,722	34,341

Total operating revenues	1,015,287	1,049,793	335,491	352,886

Operating expenses:
Cost of services and sales (including costs charged by AT&T affiliates of $200,578 and $161,380 for the nine months ended and $71,319 and $54,969 for the three months ended September 30, 2014 and 2013, respectively)	432,220	413,073	141,955	141,856
Selling, general, and administrative	333,169	323,580	110,790	109,056
Depreciation and amortization	119,118	123,487	40,380	42,000

Total operating expenses	884,507	860,140	293,125	292,912

Operating income	130,780	189,653	42,366	59,974

Other income (expense):
Interest income (expense), net	3,170	(624)	3,609	(210)
Other income (expense), net	717	637	221	(462)

Total other income (expense)	3,887	13	3,830	(672)

Income before income taxes	134,667	189,666	46,196	59,302
Income tax expense	53,971	72,677	19,988	22,422

Net income	$80,696	$116,989	$26,208	$36,880

The accompanying notes are an integral part of these unaudited combined financial statements.

AT&T Connecticut Wireline Operations

(A Business Unit of AT&T Inc.)

Combined Balance Sheets

(In Thousands)

	September 30, 2014	December 31, 2013
	(Unaudited)
Assets
Current assets:
Accounts receivable, net of allowance for uncollectibles of $4,704 and $5,425	$116,697	$118,592
Accounts receivable from affiliates	21,987	37,035
Current deferred income taxes	25,398	29,254
Other current assets	9,673	5,120

Total current assets	173,755	190,001

Net property, plant, and equipment	1,318,069	1,318,568

Other assets:
Non-current deferred income taxes	20,020	18,525
Other assets	19,089	18,121

Total other assets	39,109	36,646

Total assets	$1,530,933	$1,545,215

Liabilities and parent’s equity
Current liabilities:
Accounts payable to affiliates	$142,719	$143,869
Accounts payable and accrued expenses	36,040	37,536
Advance billings and customer deposits	38,252	36,274
Accrued compensated absences	6,619	7,527
Other current liabilities	4,490	6,172

Total current liabilities	228,120	231,378

Deferred credits and other non-current liabilities:
Non-current unrecognized tax benefits	70,205	66,138
Unamortized investment tax credits	2,675	2,897
Other non-current liabilities and deferred credits	15,049	22,021

Total deferred credits and other non-current liabilities	87,929	91,056

Commitments and contingencies

Parent’s equity	1,214,884	1,222,781

Total liabilities and parent’s equity	$1,530,933	$1,545,215

The accompanying notes are an integral part of these unaudited combined financial statements.

AT&T Connecticut Wireline Operations

(A Business Unit of AT&T Inc.)

Combined Statements of Cash Flows (Unaudited)

(In Thousands)

	Nine Months Ended September 30
	2014	2013
Operating activities
Net income	$80,696	$116,989
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	119,118	123,487
Provision for uncollectible accounts	4,415	4,102
Pension costs funded by parent	2,111	12,300
Deferred income taxes	2,361	4,617
Changes in operating assets and liabilities:
Accounts receivable	(2,520)	(6,340)
Accounts receivable from affiliates	15,048	22,645
Other current assets	(4,553)	(619)
Accounts payable to affiliates	(1,150)	(80,195)
Accounts payable and accrued liabilities	(2,108)	(14,942)
Other, net	(4,095)	(24,271)

Net cash provided by operating activities	209,323	157,773

Investing activities
Construction and capital expenditures	(129,372)	(104,594)
Proceeds from sales of assets to affiliates	10,753	11,066

Net cash used in investing activities	(118,619)	(93,528)

Financing activities
Distribution to parent, net	(90,704)	(64,245)

Net cash used in financing activities	(90,704)	(64,245)

Net change in cash and cash equivalents
Cash and cash equivalents, beginning of quarter	—	—

Cash and cash equivalents, end of quarter	$—	$—

Cash paid during the nine months ended
Income tax	$11	$50

Interest	$—	$779

The accompanying notes are an integral part of these unaudited combined financial statements.

AT&T Connecticut Wireline Operations

(A Business Unit of AT&T Inc.)

Combined Statements of Changes in Parent’s Equity (Unaudited)

(In Thousands)

Balance at January 1, 2013	$1,170,812
Net income	237,636
Pension gains funded by parent	(113,405)
Distribution to parent, net	(72,262)

Balance at December 31, 2013	1,222,781
Net income	80,696
Pension costs funded by parent	2,111
Distribution to parent, net	(90,704)

Balance at September 30, 2014	$1,214,884

The accompanying notes are an integral part of these unaudited combined financial statements.

AT&T Connecticut Wireline Operations

(A Business Unit of AT&T Inc.)

Notes to Combined Financial Statements (Unaudited)

September 30, 2014

1. Business and Basis of Presentation

AT&T Connecticut Wireline Operations (the Business) comprises the combined operations of The Southern New England Telephone Company (SNET); SNET America, Inc.; and Direct Broadcast Satellite. Both SNET and SNET America, Inc. are wholly owned subsidiaries of AT&T Inc. (AT&T) and comprise AT&T’s wireline operations business unit in Connecticut. The Business provides telecommunications services in Connecticut, including local telephone, long distance, data, and video services.

On December 16, 2013, AT&T announced entry into a stock purchase agreement with Frontier Communications Corporation (Frontier Communications), a Delaware corporation, to sell the Business for $2.0 billion in cash through the purchase of all the outstanding shares in AT&T’s wholly owned subsidiaries SNET and SNET America, Inc. The transaction was subject to review by the U.S. Department of Justice, the Federal Communications Commission, and the Connecticut Public Utilities Regulatory Authority and other state regulatory authorities. The transaction closed on October 24, 2014.

Basis of Presentation

The unaudited combined financial statements have been prepared on the same basis as the audited combined financial statements for the year ended December 31, 2013. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) have been omitted. The results for the nine months ended September 30, 2014 and 2013, are not necessarily indicative of those for the full year. These combined financial statements should be read in conjunction with the audited combined financial statements and accompanying notes for the year ended December 31, 2013.

The unaudited combined financial statements have been prepared on a carve-out basis in accordance with U.S. GAAP and reflect the historical financial position, results of operations, and cash flows of the Business for the periods presented. The historical financial statements reflect the amounts from the Business’ combined financial statements, and the amounts that have been carved out from AT&T’s consolidated financial statements. They reflect assumptions and allocations made by AT&T to separate the Business on a stand-alone basis. As a result, the combined financial statements may not be indicative of the financial position, results of operations, and cash flows that would have been presented if the Business had been a stand-alone entity. Therefore, the historical financial information is not necessarily indicative of what the results of operations, financial position, and cash flows will be in the future.

AT&T Connecticut Wireline Operations

(A Business Unit of AT&T Inc.)

Notes to Combined Financial Statements (Unaudited) (continued)

1. Business and Basis of Presentation (continued)

The historical combined financial statements were prepared using AT&T’s historical basis in the assets and liabilities of the Business, and its historical combined financial statements include all revenue, costs, assets, and liabilities directly attributable to the Business. Historically, AT&T provided certain corporate services to the Business and costs associated with these functions have been allocated to the Business. See Note 6, “Related-Party Transactions.” Management believes these expenses have been allocated using reasonable allocation methodologies to the services provided, primarily based on relative percentage of total net sales, relative percentage of headcount, or specific identification.

The allocations may not reflect the expense the Business would have incurred as a stand-alone company for the periods presented. Actual costs that may have been incurred if the Business had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees, and strategic decisions made in certain areas.

The total parent’s equity represents AT&T’s interest in the Business’ recorded net assets.

2. Summary of Significant Accounting Policies

Principles of Combination

All significant intercompany transactions within the Business have been eliminated. All significant transactions between the Business and AT&T and its subsidiaries are included in the combined financial statements.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes, including estimates of probable losses and expenses. Actual results could differ from those estimates.

Comprehensive Income

Comprehensive income is the same as net income for all periods presented.

AT&T Connecticut Wireline Operations

(A Business Unit of AT&T Inc.)

Notes to Combined Financial Statements (Unaudited) (continued)

2. Summary of Significant Accounting Policies (continued)

Operating Segments

The Business operates as one segment.

Income Taxes

The Business is included in AT&T’s consolidated federal income tax return. Federal income taxes are provided for in accordance with the provisions of the Tax Allocation Agreement (the Agreement) between the Business and AT&T. In general, the Business’ income tax provision under the Agreement utilizes a method that allocates current and deferred taxes to the Business assuming the financial consequences of income, deductions, and credits, which could be utilized on a separate return basis or in consolidation with AT&T and are assured of realization. Ultimate realization of these items will be through settlement with AT&T following their inclusion in the consolidated tax return. The Business provides deferred income taxes for temporary differences between computed tax basis in assets and liabilities and the carrying amounts of assets and liabilities. The tax basis of assets and liabilities are based on amounts that meet the recognition threshold and are measured pursuant to the enacted tax rates the Business expects will be in effect when the Business actually pays or recovers taxes. Deferred income tax assets represent amounts available to reduce income taxes the Business will pay on taxable income in future years; however, in some cases these deferred tax benefits would remain with the AT&T consolidated group and its existing members upon any member’s departure.

Investment tax credits earned prior to their repeal by the Tax Reform Act of 1986 are amortized as reductions in income tax expense over the lives of the assets that gave rise to the credits.

The Business reports, on a net basis, taxes imposed by governmental authorities on revenue-producing transactions between the Business and its customers in the combined statements of income.

AT&T Connecticut Wireline Operations

(A Business Unit of AT&T Inc.)

Notes to Combined Financial Statements (Unaudited) (continued)

2. Summary of Significant Accounting Policies (continued)

Revenue Recognition

Revenues derived from local telephone, long distance, data, and video services are recognized when services are provided. This is based upon either usage (e.g., minutes of traffic or bytes of data processed), period of time (e.g., monthly service fees), or other established fee schedules. The Business’ revenues are either billed in advance or arrears.

Revenues and associated expenses related to nonrefundable, up-front wireline service activation fees are deferred and recognized over the average customer life of three or four years depending on the product sold. Expenses, when exceeding revenue, are only deferred to the extent of revenue.

For contracts that involve the bundling of services, revenue is allocated to the services based on their relative selling price, subject to the requirement that revenue recognized is limited to the amounts already received from the customer that are not contingent upon the delivery of additional products or services to the customer in the future.

Accounts Receivable and Allowance for Uncollectible Accounts

Accounts receivable consist primarily of trade accounts receivable from customers and are generally unsecured and have monthly payment terms. The Business’ bad debt allowance is estimated primarily based on an analysis of history and future expectations of the Business’ retail and wholesale customers. For retail customers, estimates are based on the Business’ actual historical write-offs, net of recoveries, and the aging of accounts receivable balances. Management’s assumptions are reviewed at least quarterly, and adjustments are made to the bad debt allowance as appropriate. For wholesale customers, the Business uses a statistical model based on the aging of accounts receivable balances. The risk categories, risk percentages, and reserve balance assumptions built into the model are reviewed monthly, and the bad debt allowance is adjusted accordingly.

AT&T Connecticut Wireline Operations

(A Business Unit of AT&T Inc.)

Notes to Combined Financial Statements (Unaudited) (continued)

2. Summary of Significant Accounting Policies (continued)

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost. The cost of additions and substantial improvements to property, plant, and equipment is capitalized. The cost of maintenance and repairs of property, plant, and equipment is charged to operating expenses as incurred. Management follows composite group depreciation methodology for assets other than buildings and software; accordingly, when a portion of the Business’ depreciable property, plant, and equipment is retired in the ordinary course of business, the gross book value is reclassified to accumulated depreciation, and no gain or loss is recognized on the asset’s disposition.

Property, plant, and equipment are reviewed for recoverability whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss shall be recognized only if the carrying amount of a long-lived asset is not recoverable and exceeds its fair value.

The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.

Property, plant, and equipment are depreciated using the straight-line method over the estimated useful life of the assets as follows:

Useful Lives (Years)

Buildings	35–45
Central office equipment	3–10
Cable, wiring, and conduit	10–50
Other equipment	5–15
Software	3–5

Depreciation expense for the three months ended September 30, 2014 and 2013, was $40.2 million and $41.6 million, respectively, and $118.3 million and $122.3 million for the nine months ended September 30, 2014 and 2013, respectively. Amortization expense for the three months ended September 30, 2014 and 2013, was $0.2 million and $0.4 million, respectively, and $0.8 million and $1.2 million for the nine months ended September 30, 2014 and 2013, respectively.

AT&T Connecticut Wireline Operations

(A Business Unit of AT&T Inc.)

Notes to Combined Financial Statements (Unaudited) (continued)

2. Summary of Significant Accounting Policies (continued)

Software Costs

It is the Business’ policy to capitalize certain costs incurred in connection with developing or obtaining internal-use software. Capitalized software costs are included in property, plant, and equipment and are primarily amortized over five years. In addition, there is certain network software that allows the equipment to provide the features and functions unique to the Business network, which management includes in the cost of equipment categories for financial reporting purposes. Software costs that do not meet capitalization criteria are expensed immediately.

Advertising Costs

Advertising costs for advertising products and services or promoting the Business’ corporate image are expensed as incurred. The Business had advertising expense of $14.9 million and $15.4 million for the nine months ended September 30, 2014 and 2013, respectively.

Employee Separations

The Business established obligations for expected termination benefits provided under existing plans to former or inactive employees after employment but before retirement. The Business had severance accruals of $0 million and $4.0 million at September 30, 2014 and December 31, 2013, respectively.

Materials and Supplies

New and reusable materials are carried principally at average original cost, except that specific cost is used in the case of large individual items. Non-reusable materials are carried at estimated salvage value.

Concentration of Credit Risk

Financial instruments that potentially subject the Business to concentrations of credit risk consist primarily of trade receivables. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers in the Business’ customer base.

AT&T Connecticut Wireline Operations

(A Business Unit of AT&T Inc.)

Notes to Combined Financial Statements (Unaudited) (continued)

2. Summary of Significant Accounting Policies (continued)

New Accounting Standards

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606) (ASU 2014-09), which replaces existing revenue recognition rules with a comprehensive revenue measurement and recognition standard and expanded disclosure requirements. The FASB will allow two adoption methods under ASU 2014-09. Under one method, a company will apply the rules to contracts in all reporting periods presented, subject to certain allowable exceptions. Under the other method, a company will apply the rules to all contracts existing as of January 1, 2017, recognizing in beginning retained earnings an adjustment for the cumulative effect of the change and provide additional disclosures comparing results to previous rules. The Business continues to evaluate the impact of the new standard and available adoption methods.

3. Income Tax

For each interim period, the Business estimates the effective tax rate expected to be applicable for the full year and applies that rate to the operating income before income taxes for the period. Income tax expense was recorded at an effective rate of 40.1% and 38.3% in the nine months ended September 30, 2014 and 2013, respectively.

The components of income tax expense are as follows for the nine months ended September 30, 2014 and 2013:

	Nine Months Ended September 30
	2014	2013
	(In Thousands)
Federal
Current	$42,816	$55,530
Deferred	(1,661)	3,657

Total federal	41,155	59,187

State
Current	8,794	12,530
Deferred	4,022	960

Total state	12,816	13,490

Total income tax expense	$53,971	$72,677

AT&T Connecticut Wireline Operations

(A Business Unit of AT&T Inc.)

Notes to Combined Financial Statements (Unaudited) (continued)

4. Pension and Postretirement Benefits

AT&T sponsors numerous employee benefit plans, which substantially all employees of the Business participated in as discussed below.

Pension Benefits and Postretirement Benefits

Substantially all employees of the Business are covered by one of AT&T’s non-contributory pension and death benefit plans. Additionally, AT&T provides certain medical, dental, and life insurance benefits to certain of the Business’ retired employees under various plans. The Business’ participation in AT&T’s defined pension and postretirement benefit plans is accounted for as a multi-employer plan in the Business’ combined financial statements, in accordance with Accounting Standards Codification (ASC) 715-30, Defined Benefit Plans – Pension and ASC 715-60, Defined Benefit Plans – Other Postretirement. ASC 715, Compensation – Retirement Benefits, provides that an employer that participates in a multi-employer defined benefit plan is not required to report a liability beyond the contributions currently due and unpaid to the plan. Therefore, no assets or liabilities related to these plans have been included in the combined balance sheets. Costs associated with these plans and benefits are allocated by AT&T to their participating subsidiaries, including the Business, based on each subsidiary’s proportionate share of the overall cost of the plans and benefits. Allocated costs of these plans and benefits included in the combined statements of income were $0.4 million and $4.1 million for the three months ended September 30, 2014 and 2013, respectively, and $2.1 million and $12.3 million for the nine months ended September 30, 2014 and 2013, respectively.

5. Commitments and Contingencies

In October 2014, SNET was served with a complaint by Connecticut Light & Power (CL&P) for indirect storm recovery costs of approximately $10.5 million. The Business does not agree that it is responsible for indirect costs under its joint line agreement with CL&P and does not expect the ultimate resolution of this claim for historical indirect storm recovery costs to have a material adverse effect on the combined financial statements. During the Public Utility Regulatory Authority hearings, Frontier Communications agreed to pay for indirect storm recovery costs on a going forward basis, but the dispute over the $10.5 million remains unresolved.

AT&T Connecticut Wireline Operations

(A Business Unit of AT&T Inc.)

Notes to Combined Financial Statements (Unaudited) (continued)

5. Commitments and Contingencies (continued)

In addition to issues specifically discussed elsewhere, the Business is party to numerous lawsuits, regulatory proceedings, and other matters arising in the ordinary course of business. In management’s opinion, although the outcomes of these proceedings are uncertain, they should not have a material adverse effect on the Business’ financial position, results of operations, or cash flows.

6. Related-Party Transactions

The Business provides telecommunications services, including local and access services to AT&T and its subsidiaries (AT&T affiliates), as well as non-telecommunications services such as customer service. These services are recorded either as revenues or as a reduction of the cost incurred to provide such services, as appropriate. These revenues from affiliates totaled $63.8 million and $72.6 million for the three months ended September 30, 2014 and 2013, respectively, and $193.8 million and $192.8 million for the nine months ended September 30, 2014 and 2013, respectively. In addition, AT&T and its subsidiaries provide the Business with direct and indirect services, which it records as expenses. These costs totaled $147.7 million and $123.5 million for the three months ended September 30, 2014 and 2013, respectively, and $415.6 million and $361.1 million for the nine months ended September 30, 2014 and 2013, respectively.

These affiliate costs relate to allocated functions including information technology, finance and accounting, human resources, network support, advertising and marketing, and other services. The total amounts of allocated costs were $128.4 million and $101.7 million for the three months ended September 30, 2014 and 2013, respectively, and $353.2 million and $295.0 million for the nine months ended September 30, 2014 and 2013, respectively. Affiliate costs also include $11.1 million and $11.3 million of royalty expense for the three months ended September 30, 2014 and 2013, respectively, and $32.9 million and $33.5 million for the nine months ended September 30, 2014 and 2013, respectively, for the use of trademarks owned by AT&T affiliates (intercompany royalties), and $1.0 million and $1.1 million of intercompany lease payments related to buildings and equipment for three months ended September 30, 2014 and 2013, respectively, and $3.2 million and $3.0 million for the nine months ended September 30, 2014 and 2013, respectively.

AT&T Connecticut Wireline Operations

(A Business Unit of AT&T Inc.)

Notes to Combined Financial Statements (Unaudited) (continued)

6. Related-Party Transactions (continued)

Allocated affiliate costs include overhead costs related to the support functions as well as costs associated with office facilities, corporate insurance coverage and medical, pension, post retirement, and other health plan costs for employees participating in the AT&T sponsored plans. These costs are allocated to the Business based on several factors, including number of employees, marketing costs, and a composite based on our proportionate share of certain direct and allocated charges. In the opinion of management, the expense and cost allocations have been determined on a basis considered to be a reasonable reflection of the utilization of services provided or the benefit received by the Business during the years presented.

The amounts that would have been or will be incurred on a stand-alone basis could differ from the amounts allocated due to economies of scale, differences in management judgment, staffing levels, or other factors. Certain costs at AT&T deemed to be redundant to the operations of the Business have not been allocated to these financial statements. All affiliate charges have been deemed to have been incurred and settled by the Business in the year in which the costs were recorded.

The Business participates in AT&T’s pool of funds for borrowing and investing that are reflected as contributions from or distributions to the parent in the combined financial statements.

7. Subsequent Events

We have evaluated subsequent events after the balance sheet date of September 30, 2014 through December 1, 2014, which is the date the unaudited combined financial statements were available to be issued.